Exhibit 99.1

For Immediate Release
July 31, 2019

The Carlyle Group Announces Conversion to Full C-Corporation,
Reports Second Quarter 2019 Financial Results

C-Corp Conversion Aligns Shareholder Economics; Achieves Industry-Leading Governance Rights;
Improves Liquidity
Washington, DC – Global investment firm The Carlyle Group (NASDAQ: CG) announced today that it is converting from a publicly-traded partnership to a Full C-Corporation under Delaware law, effective January 1, 2020. The Carlyle Group also released its unaudited results for the second quarter ended June 30, 2019. Please visit the following links to review Carlyle’s Investor Presentation on its Conversion to a Full C-Corporation and Carlyle’s Second Quarter 2019 Results.

Details on Carlyle's Conversion to a Full C-Corporation

•	All of Carlyle’s private holdings units and common units will be exchanged for one class of common shares, creating a simple, transparent corporate structure

•	New one-share/one-vote structure will deliver industry-leading governance rights to all shareholders

•
Conversion to a Full C-Corporation is expected to improve trading liquidity by increasing Carlyle’s appeal to a broader group of passive and active investors through potential inclusion into indices and benchmarks utilized by more than $7 trillion of industry assets

•
New annual dividend of $1.00 per share will provide an approximate 4% yield on current unit price, more than double the average S&P500 constituent, and incremental retained earnings will enhance capital allocation flexibility

•	Termination of the Tax Receivable Agreement for $1.50 per private holdings unit, payable over five years, improving simplicity for all shareholders and removing future associated liabilities

“The path we’ve chosen is differentiated and positions us in the best way to drive long-term value,” said Carlyle Co-CEOs Kewsong Lee and Glenn Youngkin. “It improves our trading liquidity, makes us more attractive to new investors, provides a fixed dividend that enables improved capital allocation and offers an attractive yield, and enhances shareholder alignment under a new one-share/one vote governance model.”

“We couldn’t be more pleased to see the company we started over 30 years ago achieve this next step in our evolution,” said Carlyle Co-Founders David Rubenstein, Bill Conway and Dan D’Aniello. “We are confident this step will support Carlyle’s growth long into the future. We want to thank the entire Carlyle team for their commitment to creating value for all stakeholders.”

Details on Carlyle's Second Quarter 2019 Financial Results

U.S. GAAP results for Q2 2019 included income before provision for income taxes of $542 million, an increase of 114% from Q2 2018, and net income attributable to The Carlyle Group L.P. common unitholders of $148 million, or net income per common unit of $1.23, on a diluted basis. U.S. GAAP results for the twelve months ended June 30, 2019 included income before provision for income taxes of $994 million and net income attributable to The Carlyle Group L.P. common unitholders of $281 million. Total balance sheet assets were $13 billion as of June 30, 2019.

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Commenting on earnings, Lee and Youngkin added, “Our second quarter results highlight how much progress our people are making towards key goals and how much momentum we have. We more than doubled Fee Related Earnings over the past year, eclipsed our $100 billion fundraising goal, and increased total Assets Under Management to a record $223 billion.”

In addition to this release, Carlyle issued a detailed presentation regarding today’s Full C-Corporation announcement and its second quarter 2019 results, which have been posted to the investor relations section of Carlyle’s website at ir.carlyle.com.
Conference Call

Carlyle will host a conference call at 8:30 a.m. EDT on Wednesday, July 31, 2019, to discuss the Full C-Corporation announcement and its second quarter 2019 financial results. You can listen to the call by dialing +1 (800) 850-2903 (U.S.) or +1 (253) 237-1169 (international) and referencing “The Carlyle Group Financial Results Call.” The call will be webcast live on Carlyle's investor relations website and a replay will be available on our website soon after the call.

This release and our full earnings release will be available on all Carlyle channels, including our investor relations website at ir.carlyle.com, the media room link on Carlyle.com, and our Twitter account @OneCarlyle.

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About The Carlyle Group

The Carlyle Group (NASDAQ: CG) is a global investment firm with deep industry expertise that deploys private capital across four business segments: Corporate Private Equity, Real Assets, Global Credit and Investment Solutions. With $223 billion of assets under management as of June 30, 2019, Carlyle’s purpose is to invest wisely and create value on behalf of its investors, portfolio companies and the communities in which we live and invest. The Carlyle Group employs more than 1,775 people in 33 offices across six continents.
Forward Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources, contingencies, our distribution policy, our expected future dividend policy, the anticipated benefits from converting to a corporation and other non-historical statements. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks, uncertainties and assumptions. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements including, but not limited to, those described under the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on February 13, 2019, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law.
This release does not constitute an offer for any Carlyle fund.

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Contacts

Public Market Investor Relations
Daniel Harris
+1 (212) 813-4527
daniel.harris@carlyle.com

Media
Leigh Farris
+1 (212) 813-4815
leigh.farris@carlyle.com

OR

Christa Zipf
+1 (212) 813-4578
christa.zipf@carlyle.com

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